Orgenesis Signs Agreement with MaSTherCell to Scale Manufacturing of Insulin-
Producing Liver Cells to Combat Diabetes

WHITE PLAINS, NY—(July 7, 2014)—Orgenesis Inc. (OTCQB:ORGS), a leader in the emerging fields of cellular therapy and re-generative medicine today announced that its Belgian subsidiary, Orgenesis SPRL, has signed a strategic agreement with MaSTherCell SA of Gosselies, Belgium. Orgenesis believes that the agreement will enable Orgenesis to advance its manufacturing (GMP) process from lab scale to clinical scale as it prepares for Phase I and Phase II clinical trials.

“The team at MaSTherCell has the right mix of capabilities, experience, technology and manufacturing processes in place to make it a natural fit for Orgenesis and will give us scalability in our efforts to have a significant impact on Type 1 diabetes,” said Jacob BenArie, CEO of Orgenesis Ltd. and Orgenesis SPRL. “We wanted a partner with a centrally located facility in Europe. MaSTherCell is located in the Walloon region of Belgium with access to a large biotech talent pool which they may tap into as we scale up our operations and activities.”

Orgenesis is a pioneer in the field of ‘cellular trans-differentiation’, a process that the company is developing to transform a type 1 diabetic patient’s own liver cells into new insulin-producing cells. Cellular trans-differentiation involves a complex biologic process, and requires sophisticated manufacturing technology and capabilities. MaSTherCell has the experience, system design and cutting-edge technology in place to deliver the control properties and conditions needed for the live cell culture and expansion process critical to commercial scale manufacture of Orgenesis cellular trans-differentiation products. Upon signing the agreement, Hugues Bultot, CEO of MaSTherCell SA said, “Orgenesis has an innovative approach and we are proud to be part of this venture. It is gratifying to see our cell therapy development and manufacturing service capabilities being used to support Orgenesis as they move ahead with their efforts to help patients suffering from Type 1 diabetes. We look forward to fulfilling the new role entrusted to us, and to working with Orgenesis moving forward.”

Services will commence upon approval of The Directorate General operational for Economy, Employment and Research (DGO6) of Belgium, which will be providing grants to fund the research and manufacturing activities.

About MaSTherCell

MaSTherCell SA (Manufacturing Synergies for Therapeutic Cells) is a technology-driven, customer-oriented Contract Development and Manufacturing Organization (CDMO) specialized in cell therapy development for advanced medicinal products. MaSTherCell’s mission is to help customers bring highly potent cell therapy products faster to the market. www.masthercell.com.

About Orgenesis Inc.

Orgenesis (ORGS) is a development stage company that is committed to curing Type 1 Diabetes. In pursuit of this goal, the company is developing a novel technology that combines cellular therapy and regenerative medicine. Through a process called 'trans-differentiation,' the company has pioneered an approach that turns an insulin-dependent patient's own liver cells into functional insulin producing cells. Orgenesis believes that converting the diabetic patient's own tissue into insulin-producing cells has the potential to overcome the significant issues of donor shortage, cost and exposure to chronic immunosuppressive therapy associated with islet cell transplantation. For more information visit: www.orgenesis.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements" which are not purely historical. Such forward-looking statements include, among other things, Orgenesis’ belief that the agreement will enable it to advance its manufacturing (GMP) process from lab scale to clinical scale, MaSTherCell gives Orgenesis scalability, the commences of services of MaSTherCell, and that Orgenesis believes that converting the diabetic patient's own tissue into insulin-producing cells has the potential to overcome the significant issues of donor shortage, cost and exposure to chronic immunosuppressive therapy associated with islet cell transplantation. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits Orgenesis will obtain from them. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including, among others, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing; the ability to pass clinical trials so as to move on to the next phase; Orgenesis’ ability to retain key employees; Orgenesis’ ability to finance development and operations; Orgenesis’ ability to satisfy the rigorous regulatory requirements for new medical procedures; and competitors may develop better or cheaper alternatives to Orgenesis’ products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should refer to the risk factors disclosure outlined in Orgenesis’ periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company
Vered Caplan
President and CEO
+ 972 544 301 034 (+7 hours from EST)
Vered.c@orgenesis.com

Media Contact
Tim Rush
Springboard5
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